Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BILLIONTOONE, INC.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

BillionToOne, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is BillionToOne, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 11, 2016.

SECOND: This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and by written consent of the Corporation’s stockholders in accordance with the provisions of Section 228 of the General Corporation Law. This Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

THIRD: The certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

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1. Name. The name of the Corporation is BillionToOne, Inc.

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2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, State of Delaware, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

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3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

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4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 860,000,000 shares, which shall be divided into two classes, consisting of 810,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). The Common Stock shall be divided into two series, of which 800,000,000 shares are designated as Class A common stock (the “Class A Common Stock”) and 10,000,000 shares are designated as Class B common stock (the “Class B Common Stock”). For the avoidance of doubt, each of the Class A Common Stock and Class B Common Stock is a series of the class of Common Stock for all purposes, including, without limitation, under Section 242 of the General Corporation Law. Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of  the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below (a) the number of shares there of then outstanding plus (b) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section 6.5), by the requisite vote of the holders of Common Stock and Preferred Stock entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the class of stock the number of authorized shares of which are being increased or decreased irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Notwithstanding anything to the contrary set forth herein, the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate series. Notwithstanding anything to the contrary herein, the number of authorized shares of any class or series of stock may not be decreased below the number of shares of such class or series then outstanding.

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5. Classes of Shares. The designation relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the shares of each class of stock (and, in the case of the Common Stock, each series thereof) are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one (1) vote for each outstanding share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2) Each holder of Class B Common Stock will be entitled to fifteen (15) votes for each outstanding share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(3) So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting as a separate series, directly or indirectly, or whether by amendment, or through merger, consolidation, statutory conversion, domestication, continuance or transfer, reorganization, reclassification, recapitalization or otherwise:

(a) amend or repeal any provision of the Certificate of lncorporation (including by the filing of any certificate of designations relating to any series of Preferred Stock) or the Bylaws of the Corporation (as amended and restated from time to time, the “Bylaws”) in any manner that would alter or change the voting, conversion or other powers, preferences, or other special rights, or qualifications, limitations or restrictions thereof, of the Class B Common Stock;

(b) reclassify any outstanding shares of Class A Common Stock of the Corporation into shares having rights or preferences as to dividends or distributions upon a liquidation, dissolution or winding up that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof; or

(c) authorize or create (by reclassification or otherwise) or issue any series of Common Stock or Preferred Stock with rights as to dividends or distributions upon a liquidation, dissolution or winding up that are senior to the Class B Common Stock or with the right to more than one (1) vote for each share thereof.

(4) In addition to any vote required by law or the other provisions of this Certificate of lncorporation or applicable law, (a) any amendment to this Certificate of lncorporation (including by merger, consolidation, statutory conversion, domestication, continuance or transfer, reorganization, reclassification, recapitalization or similar event) that would alter or change the rights, powers, or preferences of the Class A Common Stock in a manner that is materially and disproportionately adverse as compared to the Class B Common Stock must be approved by the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting as a separate series, and (b) any amendment to this Certificate of Incorporation (including by merger, consolidation, statutory conversion, domestication, continuance or transfer, reorganization, reclassification, recapitalization or similar event) that would alter or change the rights, powers, or preferences of the Class B Common Stock in a manner that is materially and disproportionately adverse as compared to the Class A Common Stock must be approved by the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting as a separate series.

(5) Except as otherwise provided by this Certificate of Incorporation or required by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if the holders of any outstanding series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such series of Preferred Stock) submitted to a vote of stockholders.

(6) Notwithstanding the foregoing, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(3), holders of shares of each series of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers or preferences, or the qualification, limitations or restrictions thereof, or other terms of any outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled to vote thereon (separately as a series or separately as a class with one or more other such series of Preferred Stock) under this Certificate of lncorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii) Dividends; Stock Splits or Combinations.

(1) Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors (the “Board”) out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights or options to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights or options to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights or options to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), as applicable. Notwithstanding the foregoing, in addition to any disparate dividend required by the proviso in the immediately preceding sentence, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of lncorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

(2) In no event will any stock dividend, stock split, reverse stock split, subdivision or combination of stock, reclassification or recapitalization be declared or made on or in respect of shares of any series of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment is declared or made on in respect of the outstanding shares of the other series of Common Stock in the same proportion and the same manner; provided, however, dividends (or dividends of rights or options to acquire stock) payable in the form of Common Stock declared with respect to each series of Common Stock may only be paid with shares of stock (or rights or options to acquire stock) of the same series of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a series.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, out of the authorized and unissued shares of Preferred Stock with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Without limiting the foregoing, each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

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6. Class B Common Stock

6.1 Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation, subject to the provisions of Section 6.4.

6.2 Automatic Conversion of Class B Common Stock Upon Certain Events. A share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock, without the need for any further action by the holder thereof or the Corporation:

(i) As to shares of Class B Common Stock held by a Founder or a Permitted Transferee, upon the earlier of (A) the date fixed by the Board that is no less than sixty-one (61) days and no more than one hundred eighty (180) days following the date that such Founder is no longer providing services to the Corporation as an officer or director or (B) the date fixed by the Board that is no less than ninety (90) days and no more than two hundred seventy (270) days following the death or incapacity of such holder (as such term or any similar term may be defined or used in any agreement relating to the employment or engagement of such holder).

(ii) Upon the occurrence of a Transfer, other than a Permitted Transfer.

6.3 Final Conversion of All Class B Common Stock. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or any holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock at the Final Conversion Date.

6.4 Mechanics of Conversion.

(i) Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 6.1, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation, at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock will be certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock will be uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business (i) with respect to certificated shares, on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or (ii) with respect to shares that are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion election as required by this Subsection to the Corporation or its transfer agent, and, in each case, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding the provisions of this Section 6.4, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to Section 6.1 and in accordance with such otherwise applicable provisions of Section 6.4 if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed, provides an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation (and, if required by the Corporation, posts a bond in such amount as the Corporation may determine is reasonably necessary) to indemnify the Corporation from any loss incurred by it in connection with such certificate.

(ii) Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a conversion pursuant to Sections 6.2 and 6.3 represented one or more shares of Class B Common Stock subject to such conversion shall, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of any conversion pursuant to Sections 6.2 and 6.3, and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation (and, if required by the Corporation, posting a bond in such amount as the Corporation may determine is reasonably necessary) to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder’s transferee(s) or such holder, as applicable, certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form.

(iii) Each share of Class B Common Stock that is converted pursuant to Sections 6.1, 6.2 or 6.3 shall thereupon automatically be retired and cancelled in accordance with the applicable provisions ofthe General Corporation Law and shall not be reissued.

6.5 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares ofClass B Common Stock, such number ofshares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

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7. Board of Directors.

7.1 Number of Directors; Composition of the Board.

(i) Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Other than any directors elected by the holders of any outstanding series of Preferred Stock (voting as a separate series or together as a separate class with the holders of one or more other such series) as specified in any certificate of designations, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board ofDirectors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term ofthree years. At each succeeding annual meeting of stockholders for the election of Directors of any class whose terms expire at such meeting, the Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock (voting as a separate series or together as a separate class with the holders of one or more other such series) to elect additional Directors, the total number of Directors constituting the entire Board shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized Directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Directors.

(ii) During any period when the holders of any outstanding series of Preferred Stock (voting as a separate series or as a separate class with the holders of one or more other such series) have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock

Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate (and any such Preferred Stock Director shall thereupon cease to be qualified as, and shall cease to serve as, a Director) and the total and authorized number of Directors shall be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to applicable law and the special rights, if any, of the holders of any one or more outstanding series of Preferred Stock to elect Preferred Stock Directors, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even ifless than a quorum of the Board, or by the sole remaining Director and shall not be filled by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock (voting as a separate series or together as a class with the holders of one or more other such series) to remove any Preferred Stock Directors, (i) prior to the Trigger Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to remove any Director or the entire Board from office at any time with or without cause, and (ii) from and after the Trigger Date, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

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8. Meetings of Stockholders.

8.1 Action by Written Consent. Until the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. From and after the Trigger Date, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders, and no action shall be taken by the stockholders by consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law; provided, further, that any restrictions on action by consent of stockholders in lieu of a meeting in this Section 8.1 shall not apply to any stockholder election or determination pursuant to Section 15(o) or any of the provisions relating thereto. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

8.2 Meetings of Stockholders. (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place (and/or by such means of remote communication), on such date, and at such time as the Board shall determine.

(ii) Subject to any special rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the Whole Board, (2) by or at the direction of the Chairman or the Chief Executive Officer, or (3) until the Trigger Date (but not thereafter), by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, acting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. From and after the Trigger Date, the stockholders shall not have the ability to call or request the calling of a special meeting.

8.3 No Cumulative Voting. There shall be no cumulative voting in the election of directors.

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9. Limitation of Liability.

9.1 To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer.

9.2 Any amendment or repeal of Section 9.1 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

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10. Indemnification. The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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11. Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws, from and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the Bylaws.

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12. Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of lncorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a vote may be permitted from time to time by applicable law, no provision of Sections 7.1(i), 7.2, and 7.3 of Article 7, Sections 8.1 and 8.2 of Article 8, or Articles 9, 10, 11, 12 or 13 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) until the Trigger Date, such alteration, amendment, repeal or adoption is approved by, the affirmative vote of the holders of a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and (iii) for so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority ofthe voting power of the then-outstanding shares of Class B Common Stock, voting as a separate series, directly or indirectly (whether by merger, consolidation, statutory conversion, domestication, continuance or transfer, reorganization, recapitalization, reclassification or otherwise), amend, alter, or repeal, or adopt any provision inconsistent with, Section 5.1 of Article 5 or Article 6 or clause (iii) of this proviso.

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13. Forum for Adjudication of Disputes.

13.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery or (vi) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (vi) above, (A) any claim for which the Delaware Courts do not have subject matter jurisdiction; or (B) any action arising under the Securities Act of 1933, as amended (the “Securities Act”), as to which the federal district courts for the United States of America (the “U.S. Federal Courts”) shall have exclusive jurisdiction to the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum. Notwithstanding the foregoing, the provisions of this Section 14.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 13.

14. Severability. If any provision or provisions of this Certificate of lncorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of lncorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate ofincorporation, the term:

(a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)	“Board” is defined in Section 5.1(ii)(l).

(c)	“Bylaws” is defined in Section 7 .1.

(d)	“Certificate of Incorporation” is defined in the recitals.

(e)	“Chairman” means the Chairman of the Board.

(f)	“Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(g)	“Class A Common Stock” is defined in Section 4.1.

(h)	“Class B Common Stock” is defined in Section 4.1.

(i)	“Common Stock” is defined in Section 4.1.

(j)

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(k)	“Corporation” means BillionToOne, Inc.

(l)	“Director” is defined in Section 7 .1.

(m)	“Exchange Act” is defined in Section 13.1.

(n)

“Family Member” means, with respect to any Founder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Founder (including adopted persons of such Founder).

(o)

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur of (i) the last Trading Day of the fiscal year following the seventh (7th) anniversary of the Effective Time, or (ii) the date specified by vote or written consent the holders of a majority of the outstanding shares of Class B Common Stock.

(p)	“Founder” means Oguzhan Atay or David Tsao, and “Founders” shall mean both of them.

(q)	“General Corporation Law” is defined in Section 3.

(r)

“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock from a Founder, from a Founder’s Permitted Entities, from a Founder’s Family Member, or from a Founder’s Permitted Transferees, to any Founder, to any Family Member of any Founder, to the estate of a Family Member of a Founder, or to any Permitted Entity of a Founder.

(s)	“Permitted Entity” means, with respect to any Founder:

(i)

any trust or estate planning vehicle for the benefit of such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder (or any combination thereof) (and, to the extent any shares are deemed to be held by the trustee of such trust in the trustee’s capacity as such, such trustee shall also be deemed a Permitted Entity), any trust or estate planning vehicle for the benefit of any other person not listed in clause (i), for bona fide estate planning purposes of a Founder (and to the extent any shares are deemed to be held by the trustee of such trust in the trustee’s capacity as such, such trustee shall also be deemed a Permitted Entity);

(ii)

any general partnership, limited liability company, corporation or other entity that is controlled by such Founder, one or more Family Members of such Founder or any other Permitted Entity of such Founder (or any combination thereof) (whether through ownership of equity interests, by contract, by proxy, voting agreement or otherwise), such that the Founder, such Founder’s Family Member or such Founder’s Permitted Transferees have exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity;

(iii)

any organization that is tax-exempt under Section 501(c)(3) of the Code, so long as such Founder and/or one or more Family Members of such Founder or any other Permitted Entity of such Founder (or any combination thereof) have exclusive Voting Control with respect to the shares of Class B Common Stock held by such organization; and

(iv)

any Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Founder and/or one or more Family Members of such Founder or such Founder’s Permitted Transferees have exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

(t)	“Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(u)	“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(v)	“Preferred Stock” is defined in Section 4.1.

(w)	“Preferred Stock Directors” is defined in Section 7.1.

(x)	“Stock Adjustment” is defined in Section 5.1(ii)(2).

(y)	“Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(z)

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation, reorganization or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (v) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

(aa)	“Trigger Date” means the date that the Class B common stock represents less than a majority of the voting power of the capital stock of the Corporation.

(bb)	“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of BillionToOne, Inc. has been duly executed by the officer below this 7th day of November, 2025.

By:	/s/ Oguzhan Atay
Name:	Oguzhan Atay
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of lncorporation]